Filed Pursuant to Rule 433
Registration Statement Nos. 333-265682 and 333-265682-02

Free Writing Prospectus dated May 8, 2023

$862,300,000 or $1,034,000,000

Mercedes-Benz Auto Lease Trust 2023-A
Issuer

Mercedes-Benz Trust Leasing LLC	Mercedes-Benz Financial Services USA LLC
Depositor	Sponsor, Servicer and Administrator

The depositor has prepared a preliminary prospectus dated May 8, 2023 (subject to completion) which describes the notes to be issued by the issuer.  You should review the preliminary prospectus in its entirety before deciding to purchase any of the offered notes.

Ratings

The depositor expects that the notes offered by the preliminary prospectus will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	S&P Global Ratings

Class A-2	Aaa (sf)	AAA (sf)
Class A-3	Aaa (sf)	AAA (sf)
Class A-4	Aaa (sf)	AAA (sf)

It is a condition to the issuance of the notes that each class of the offered notes receive the ratings listed above.

Joint Bookrunners

J.P. Morgan	Citigroup	Mizuho

Co-Managers
Credit Agricole Securities		Wells Fargo Securities

Mercedes-Benz Trust Leasing LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Mercedes-Benz Trust Leasing LLC has filed with the SEC for more complete information about the issuer, Mercedes-Benz Trust Leasing LLC and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Mercedes-Benz Trust Leasing LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-408-1016.